Exhibit 4.4

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

NETSUITE RESTRICTED HOLDINGS LLC,

A CALIFORNIA LIMITED LIABILITY COMPANY

THE LIMITED LIABILITY COMPANY INTERESTS CREATED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER STATE BLUE SKY STATUTES IN THE VARIOUS STATES, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID SECURITIES ACT OF 1933 OR THE APPLICABLE STATE BLUE SKY STATUTES OR SATISFACTORY ASSURANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. IN ADDITION, THE SALE OR TRANSFER OF ANY INTEREST IN THE COMPANY CANNOT BE MADE EXCEPT IN ACCORDANCE WITH THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF THIS AGREEMENT. IN VIEW OF THESE RESTRICTIONS, THE PURCHASER OF ANY INTEREST IN THE COMPANY MUST BE PREPARED TO BEAR THE ECONOMIC RISK OF THE INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

IN MAKING AN INVESTMENT DECISION TO INVEST IN THE COMPANY AN INVESTOR MUST RELY ON THE INVESTOR’S OWN EXAMINATION OF THE PERSON OR ENTITY CREATING THE SECURITIES AND THE TERMS OF INVESTING IN THE COMPANY, INCLUDING THE MERITS AND RISKS INVOLVED. THE SECURITIES REPRESENTED BY AN INVESTMENT IN THE COMPANY HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-i-

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

NETSUITE RESTRICTED HOLDINGS LLC,

A CALIFORNIA LIMITED LIABILITY COMPANY

This Limited Liability Company Operating Agreement is made and entered into effective as of December 14, 2007 (the “Effective Date”) by and between the Lawrence J. Ellison Revocable Trust u/d/d 12/8/95 as the sole member (the “Member”) and Bill Wright & Associates, LLC, a California limited liability company, as the “Manager”.

1. Formation and Definitions.

(a) The Company was formed pursuant to the Beverly-Killea Limited Liability Company Act, as amended from time to time (the “Act”) on December 14, 2007, upon the filing of the Company’s Articles of Organization (the “Articles”) in the office of the Secretary of State of the State of California. The rights and obligations of the Member and Manager and the terms and conditions of the Company shall be governed by the Act and this Agreement. To the extent the provisions of the Act and this Agreement are inconsistent with respect to any subject matter covered in this Agreement, this Agreement shall govern, but only to the extent permitted by the Act.

(b) Capitalized terms used and not otherwise defined below or elsewhere in this Agreement have the meanings set forth in the Act:

(i) “Accountant” means the certified public accountant who prepares the federal income tax return for the beneficial owner of the Member.

(ii) “Act” has the meaning set forth in Section 1(a).

(iii) “Advance Notice to NetSuite” means notice in writing sent by both email and facsimile, with confirmation of receipt, a reasonable time (but in no event less than ten (10) business days) in advance of the relevant action, labeled “confidential” and addressed to the person designated to receive notice on behalf of NetSuite in accordance with Section 28.

(iv) “Agreement” means this Limited Liability Company Operating Agreement.

(v) “Approval of Oracle” means approval by resolution of the Committee on Independence Issues of the Board of Directors of Oracle, or by another Committee of the Board of Directors of Oracle comprised of disinterested directors.

(vi) “Articles” has the meaning set forth in Section 1(a).

(vii) “Code” means the Internal Revenue Code of 1986, as amended.

(viii) “Company” means NetSuite Restricted Holdings LLC, a California limited liability company.

(ix) “Company NetSuite Shares” means, as of any date, the NetSuite Shares held by the Company as of that date.

(x) “Effective Date” has the meaning set forth in the Caption to this Agreement.

(xi) “Gift” means a gift, contribution or other donation by the Member, or by the Company at the direction of the Member, to one or more organizations qualifying under Section 501(c)(3) of the Code, to the Ellison Medical Foundation, or to any foundation that may be established by NetSuite for the purpose of promoting the provision of gifts and services to charitable causes by employees and stockholders of NetSuite.

(xii) “Indemnified Party” has the meaning set forth in Section 16(a).

(xiii) “Manager” means Bill Wright & Associates, LLC, a California limited liability company (or a successor Manager appointed in accordance with Section 15(a)).

(xiv) “Member” means the Lawrence J. Ellison Revocable Trust u/d/d 12/8/95.

(xv) “Membership Interest” shall mean the Member’s entire interest in the Company including, but not limited to, the right to vote or participate in the management, if any, and the right to receive information concerning the business and affairs, of the Company.

(xvi) “NetSuite” means NetSuite Inc., a Delaware corporation.

(xvii) “NetSuite Shares” means any shares of capital stock, whether common or preferred, voting or non-voting, of NetSuite.

(xviii) “Oracle” means Oracle Corporation, a Delaware corporation.

(xix) “Other Holders” means any and all holders of voting shares of NetSuite capital stock of the same class as the Company NetSuite Shares or that otherwise vote together with the Company NetSuite Shares who are present and voting with respect to any applicable matter (or, if permitted, who act by written consent), excluding for this purpose (1) the Company; (2) the spouse and children of Lawrence J. Ellison and any trust for the benefit of any of them; and (3) any Person or group of Persons that makes (or in order to comply with applicable law is required to make) a filing with respect to ownership of capital stock of NetSuite on Schedule 13D with the U.S. Securities and Exchange Commission.

(xx) “Person” has the meaning set forth in the Act.

(xxi) “Regulations” shall, unless the context clearly indicates otherwise, mean regulations in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, and any successor regulations.

(xxii) “Reorganization” has the meaning set forth in Section 4(a)(ii)(A).

(xxiii) “Securities Act” has the meaning set forth in Section 22(a).

(xxiv) “Tax Obligations” has the meaning set forth in Section 4(b)(iii).

2. Name. The name of the Company shall be NetSuite Restricted Holdings LLC. The business of the Company may be conducted under that name, or, upon compliance with applicable laws, any other name that the Manager deems appropriate or advisable.

3. Purpose. The Company’s business and purpose shall be to do the following:

(a) Acquire, as a capital contribution from the Member, all of the NetSuite Shares held by the Member as of the Effective Date and thereafter during the term of the Company;

(b) Hold the Company NetSuite Shares and any and all proceeds therefrom, for investment and the production of income, or to otherwise deal with the Company NetSuite Shares and other assets of the Company, as determined by the Manager, subject to and in compliance with the terms of this Agreement;

(c) Fund and make Gifts, if, as and when directed by the Member, in accordance with the provisions of Section 4(b)(i) or Section 5(b)(i) below; and

(d) Engage in such other lawful activities permitted by the laws of the State of California as determined by the Manager to be incidental, necessary or appropriate to the foregoing, subject to and in compliance with the terms of this Agreement.

4. Limitations on Voting and Disposition of Company NetSuite Shares. Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Company shall exercise the Company’s voting rights and powers and dispositive rights and powers as a holder of Company NetSuite Shares, only as follows:

(a) Voting Restrictions. For all purposes of this Agreement, the Manager’s power to vote, assent, dissent, consent or waive shall include all of the voting, assent, dissent, consent and waiver rights of the Company NetSuite Shares as set forth in and/or permitted under the Delaware General Corporation Law, and the Certificate of Incorporation, Bylaws or other organizational documents of NetSuite or otherwise and, without limitation, the right to vote at any election of directors and in favor of or in opposition to any merger, consolidation, dissolution, liquidation or reorganization of NetSuite, or a sale of all or substantially all of NetSuite’s assets, or the issuance or creation of additional classes or series of the securities of NetSuite, or any action of any character whatsoever which may be presented at any meeting or require the consent of stockholders of NetSuite, if and to the extent a vote of stockholders on such matter occurs. The Manager shall solely possess and shall be entitled to exercise, in person or by agents, attorneys-in-fact, or proxies, all voting rights and powers of owners and holders of NetSuite Shares of the same class as the Company NetSuite Shares, specifically including the right to vote, assent, dissent or consent with respect thereto, and to take part in and consent to any corporate or stockholders’ action of any kind whatsoever, subject to and in accordance with the following:

(i) With respect to the following matters, the Manager shall cause all the Company NetSuite Shares that are entitled to be voted at any meeting of stockholders of NetSuite to be present and voted at such meeting, and shall cast votes with respect to all the Company NetSuite Shares on each such matter presented for vote in the same proportion (for, against, withheld, and/or abstain) as the votes that are collectively cast by all of the Other Holders of voting shares of NetSuite, who are present and voting with respect to each such matter:

(A) Any proposal to elect any candidate as a director of NetSuite.

(B) Any NetSuite equity compensation plans and other management or employee compensation matters.

(C) Except with regard to the matters described in Section 4(a)(ii) below, any amendment to the Certificate of Incorporation and/or Bylaws of NetSuite (including all matters within the scope of Sections 242 and 245 of the Delaware General Corporation Law), including with respect to the authorization of additional shares of capital stock of NetSuite.

(D) Except with regard to the matters described in Section 4(a)(ii) below, all other matters which may be presented at any annual or special meeting or that may otherwise require or be presented for the vote, approval or consent of the stockholders of NetSuite, including any matters for which stockholder approval is required pursuant to the listing standards of any stock exchange where the common stock of NetSuite is publicly traded.

(ii) Notwithstanding the provisions of Section 4(a)(i), above, with respect to the following matters, the Manager shall cast votes with respect to all Company NetSuite Shares and otherwise exercise the rights of a stockholder with respect to Company NetSuite Shares only in accordance with (and only upon receiving) written instructions from the Member:

(A) Any merger, consolidation, recapitalization or reorganization of NetSuite (including all matters within the scope of Sections 251 through 258, and 262 through 266 of the Delaware General Corporation Law), and any merger, consolidation, or reorganization of any subsidiary corporation of NetSuite, if as a result of the proposed transaction (x) NetSuite would issue shares of its voting stock that would (immediately following such transaction) represent more than 50% of the outstanding voting shares of NetSuite, or (y) more than 50% of the outstanding common stock of NetSuite would be converted into, exchanged for or subsequently represent the right to receive stock or other securities issued by an entity other than NetSuite, or cash or other property, or securities possessing voting rights and powers that are inferior to those of the Company NetSuite Shares (each of the foregoing as to NetSuite or a subsidiary, a “Reorganization”).

(B) Any transaction (or series of related transactions) in which NetSuite would issue shares of its voting stock to a single Person (or a group of Persons who would be deemed to have beneficial ownership of such stock in accordance with Regulation 13D) that would (immediately following such transaction or series of transactions) represent more than 50% of the outstanding voting shares of NetSuite.

(C) Any sale of all or substantially all of NetSuite’s assets pursuant to Section 271 of the Delaware General Corporation Law.

(D) The dissolution or liquidation of NetSuite (including all matters within the scope of Section 275 of the Delaware General Corporation Law).

(b) Disposition Restrictions. During the term of the Company, the Manager shall have no right or power to tender, transfer, pledge, hypothecate, or otherwise dispose of any of the Company NetSuite Shares, except:

(i) To make Gifts as directed and in accordance with written instructions from the Member, or to make distributions to the Member to satisfy written requests to the Manager from the Member for distributions to fund Gifts (which requests shall include written certification to the Manager that all distributed shares will be promptly transferred to make a Gift and shall identify the intended donee);

(ii) In the case of a disposition that occurs in connection with a Reorganization of NetSuite, or in connection with a tender offer for the purchase or exchange of more than 50% of outstanding capital stock (a “Tender Offer”) of NetSuite, which Tender Offer (A) has been approved or recommended by the Board of Directors of NetSuite and (B) the Manager has been instructed to tender into or accept in a writing received by the Manager from the Member; or

(iii) To sell Company NetSuite Shares and distribute the resulting cash proceeds to the Member (or to make distributions in kind of Company NetSuite Shares to the Member for sale by the Member), in such amounts and at such times as the Accountant determines in good faith and notifies the Manager in writing are necessary for the Member to pay U.S. federal and applicable state income tax liabilities of the beneficial owner of the Member that are attributable to the Company (collectively “Tax Obligations”).

(c) Lockup Agreements. Upon request in writing addressed to the Manager from an appropriate officer of NetSuite, the Manager shall cause the Company to enter into (and has the right and power to enter into) lock-up agreements on customary terms with NetSuite, or with underwriters on behalf of NetSuite, in connection with any public offering of securities by NetSuite.

5. Limitations on Voting and Disposition of Other Shares Held by the Company. Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Company shall exercise the Company’s voting rights and powers and dispositive rights and powers as a holder of shares of stock other than Company NetSuite Shares (such as shares of stock in other Persons which the Company receives as a result of a Reorganization or other transaction involving NetSuite), only as follows:

(a) Voting Restrictions. If the Company holds more than 5% of the voting shares of any single issuer, other than NetSuite, then the Manager shall vote all such shares in the same manner as would apply under Section 4(a) if such single issuer were NetSuite. For that purpose, all references in Section 4(a) to NetSuite shall be treated as references to such single issuer. With respect to voting shares of any issuer in which the Company holds less than 5% of the outstanding voting shares, other than NetSuite, then the Manager shall vote all such shares in accordance with (and only upon receiving) written instructions from the Member.

(b) Disposition Restrictions. The Manager shall have no right or power to tender, transfer, pledge, hypothecate, or otherwise dispose of any stock, securities or other assets held by the Company that are not Company NetSuite Shares, except:

(i) To make Gifts as directed and in accordance with written instructions from the Member, or make distributions of such stock, securities, or assets to the Member to satisfy written requests to the Manager from the Member for distributions to fund Gifts (which requests shall include written certification to the Manager that all distributed shares will be promptly transferred to make a Gift and shall identify the intended donee);

(ii) In the case of a disposition that occurs in connection with a Reorganization involving the issuer of such securities, or in connection with a Tender Offer involving the issuer of such securities, which Tender Offer (A) has been approved or recommended by the Board of Directors of the issuer and (B) the Manager has been instructed to tender into or accept in a writing received by the Manager from the Member;

(iii) To sell such stock, securities or assets and distribute the resulting cash proceeds to the Member (or to make distributions in kind of such stock, securities or assets to the Member for sale by the Member), in accordance with written instructions received by the Manager from the Accountant, in such amounts and at such times as the Accountant determines in good faith and notifies the Manager in writing are necessary to generate cash to fund distributions to the Member to pay Tax Obligations; or

(iv) If applicable, to implement a diversification/management plan in accordance with written recommendations as contemplated by Section 5(d) below.

(c) Lockup Agreements. If the Company holds 5% or more of the voting shares of any single issuer, other than NetSuite, then upon request in writing addressed to the Manager from an appropriate officer of such issuer, the Manager shall cause the Company to enter into (and has the right and power to enter into) lock-up agreements on customary terms with such issuer, or with underwriters on behalf of such issuer, in connection with any public offering of securities by such issuer. If the Company holds less than 5% of the voting shares of any single issuer, other than NetSuite, then the Manager shall cause the Company to enter into (and has the right and power to enter into) lock-up agreements with such issuer, or with underwriters on behalf of such issuer, in accordance with (and only upon receiving) written instructions from the Member.

(d) Diversification of Assets. If as of any date the holdings of the Company include shares of stock (other than Company NetSuite Shares, and any other single issuer stock position representing ownership of more than 10% of the outstanding voting shares of such issuer) or non-voting securities, cash or other assets, and if the aggregate fair market value of such stock, assets or both exceeds $25 million, then the Manager shall have the power and obligation to engage a professional asset management advisory firm of national standing as a financial advisor to direct a diversification and management plan for that portion of the Company’s assets. The Manager shall have the right and power to dispose of Company assets (and to receive in consideration therefor other assets) in accordance with the written recommendations of such advisory firm, but all proceeds will be retained as property of the Company (subject only to withdrawals and distributions made to fund Gifts and Tax Obligations in accordance with Section 5(b)).

6. General Restrictions. Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Company shall not, without (a) the prior written consent of its Member and (b) until such time, if any, as Lawrence J. Ellison is neither a director nor an officer of Oracle, the prior Approval of Oracle: (i) engage in any business or activity other than those set forth in Section 3; (ii) vote stock other than in accordance with Sections 4 and 5 (iii) dispose of or distribute stock or assets other than in accordance with Sections 4, 5 and 14; or (iv) dissolve, wind-up or liquidate.

7. Effect of Bankruptcy, Death or Incompetency of the Member. The bankruptcy, death, dissolution, liquidation, termination or adjudication of incompetence of the Member or its beneficiary shall not cause the termination or dissolution of the Company and the business of the Company shall continue. Upon any such occurrence, the trustee, receiver, executor, administrator, committee, guardian or conservator of the Member or its beneficiary (each an “assignee”) shall have all the rights of the Member for the purpose of settling or managing the estate or property of the Member or its beneficiary, and admitting such assignee as a substitute Member.

8. Registered Office; Registered Agent, Names and Addresses of Member and Manager.

(a) The Company’s registered office shall be at c/o Bill Wright & Associates, LLC, Three Embarcadero Center, Suite 2360, San Francisco, CA 94111. The name of the Company’s initial registered agent at such address shall be Bill Wright. The Company’s registered agent or registered office may be changed as determined by the Manager. The Company shall apply for authority to transact business in any jurisdiction as the Manager determines may be necessary or desirable in connection with the Company’s formation, existence and operation. The Company shall also have a mailing address at the Company’s registered office or at such other place or places as may be determined by the Manager.

(b) The name of the Manager is Bill Wright & Associates, LLC, a California limited liability company. The address of the Manager shall be as provided in the Company’s books and records.

(c) The name of the Member is the Lawrence J. Ellison Revocable Trust u/d/d 12/8/95. The address of the Member is 101 Ygnacio Valley Road, Suite 310, Walnut Creek, CA 94596.

9. Commencement and Term. The term of the Company commenced on the Effective Date and shall continue until the Company is dissolved, its affairs are wound up and final liquidating distributions are made pursuant to this Agreement. Except as otherwise provided herein, the Company shall have perpetual existence.

10. Tax Classification; Requirement of Separate Books and Records and Segregation of Assets and Liabilities. The Member acknowledges that because the Company will have a single Member, pursuant to Treasury Regulations Section 301.7701-3, the Company shall be disregarded as an entity separate from its owner for federal income tax purposes until the earlier of: (a) the effective date of any election the Company may make to change its classification for federal income tax purposes to that of a corporation by filing IRS Form 8832, Entity Classification Election, or (b) until the Company has more than one Member, in which case the Company would be treated as a partnership for federal income tax purposes (provided that the Company has not elected on Form 8832 to be treated as a corporation). The Company shall keep:

(a) Books and records separate from those of its sole Member and shall at all times segregate and account for all of its assets and liabilities separately from those of its sole Member; and

(b) Title to all of its assets in the Company’s own name and not in the name of the Member and shall enter into and engage in all transactions in its own name and not in the name of the Member.

11. Capital Contributions; Cash Balance. The initial capital contribution of the Member to the Company shall be all of the NetSuite Shares held by the Member (expected to represent 31,964,898 shares of NetSuite common stock, upon effectiveness of the conversion of all outstanding shares of NetSuite preferred stock into common stock as a result of the completion of the initial public offering of shares of NetSuite common stock). In addition, the Member shall immediately contribute to the Company any and all NetSuite Shares that are acquired by the Member from and after the Effective Date. The Member shall not make other additional capital contributions to the Company, except that the Member shall make capital contributions in the form of cash in amounts that are reasonably necessary to: (a) pay the fees and costs of the Manager (including, without limitation, any amounts payable to the Manager pursuant to indemnification obligations of the Company), (b) cover the other administrative costs of the Company’s business activities, (c) cover the fees of any financial advisor engaged pursuant to Section 5(d), and (d) maintain a cash balance in favor of the Company in an amount not less than $150,000, or such other amount as is subsequently agreed to in writing by the Manager and the Member. Any such additional capital contributions shall be evidenced in writing and recorded in the books and records of the Company.

12. Liability of the Member. The Member shall not be liable for any debts or losses of the Company or, except as provided in this Agreement, be required to make any Capital Contribution or lend funds to the Company.

13. No Capital Account. The Company shall not establish or maintain a capital account for the Member.

14. Distributions. Subject to (i) the laws of fraudulent conveyance of the State of California and (ii) any and all other contractual restrictions agreed to by the Member, or by the Company in writing, the Manager shall cause the Company to make distributions to the Member only as expressly provided and in accordance with Sections 4(b)(i), 4(b)(iii), 5(b)(i) and 5(b)(iii).

15. Management.

(a) Manager; Term; Removal; Successors. Bill Wright & Associates, LLC shall act as the initial sole Manager of the Company and shall hold office as sole Manager until it resigns as Manager or is removed upon written instruction by the Member. The Manager is permitted to resign at any time, with or without cause or reason, upon two weeks’ prior written notice to the Member. The Member is permitted to remove and replace the Manager at any time, with or without cause or reason, upon two weeks’ prior written notice to the Manager. Any vacancy occurring for any reason in the position of Manager shall be filled by appointment of a Person eligible to serve as successor Manager, upon written designation by the Member. A Person will not be eligible to serve as successor Manager if such Person is a family member related to Lawrence J. Ellison (whether by blood, marriage or adoption), or if such Person is or within the previous three (3) years has been, an employee, officer, or director of, or a consultant or service provider who received more than $60,000 in aggregate compensation during the previous three (3) years from, or is or was otherwise affiliated with, Oracle, NetSuite, Lawrence J. Ellison, or any Person affiliated with any of the foregoing.

(b) Authority; Voting. Subject to Sections 4 and 5, the business and affairs of the Company shall be managed exclusively by the Manager. In that capacity, the Manager shall, in such manner as is determined by the Manager, have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes of the Company described herein, including, but not limited to: (i) all powers, statutory or otherwise, which may be delegated to the Manager by the Member under the laws of the State of California, (ii) causing the Company to exchange, sell or otherwise transfer any asset of the Company, and (iii) causing the Company to vote or to enter into one or more agreements with respect to any NetSuite Shares or other securities held by the Company as of any date.

(c) Agency Authority of Manager. Subject to Sections 4 and 5, the Manager shall have sole authority to act for and bind the Company.

(d) Officers. Except as otherwise required by law, the Company shall not have officers. Any required officer positions will be held by the Manager.

(e) Compensation and Fee to Manager. For acting as Manager, the Manager shall receive such annual compensation as is agreed upon in writing with the Member.

(f) Reimbursements to Manager. The Manager shall be entitled to be reimbursed for out-of-pocket costs and expenses incurred on behalf of the Company, and for legal fees incurred by the Manager for advice relating to this Agreement and to its service as Manager hereunder.

(g) Performance of Duties; Liability of the Manager. The Manager shall not be liable to the Company or to the Member for any loss or damage sustained by the Company or the Member, unless the loss or damage shall have been the result of fraud, deceit, gross negligence, reckless or intentional misconduct, or a knowing violation of law by the Manager. The Manager shall perform the Manager’s managerial duties in good faith, in a manner the Manager reasonably believes to be in the best interests of the Company, and with such care, including reasonable inquiry, as an ordinarily prudent person in a like position would use under similar circumstances. A Person who so performs the duties of Manager in good faith shall not have any liability to the Member or the Company by reason of being or having been Manager of the Company.

In performing its duties, the Manager shall be entitled to rely on information, opinions, reports, notices, instructions or statements, including financial statements and other financial data, of the following persons or groups unless the Manager has actual knowledge concerning the matter in question that would cause such reliance to be unwarranted and provided that the Manager acts in good faith and after reasonable inquiry when the need therefor is indicated by the circumstances:

(i) One or more officers, employees or other agents of the Company whom the Manager reasonably believes to be reliable and competent in the matters presented,

(ii) Any attorney, independent accountant, or other person as to matters which the Manager reasonably believes to be within such person’s professional or expert competence, or

(iii) The Member (or any Person who purports to be acting on behalf of the Member), with respect to matters as to which the Member has discretion or authority as specifically provided for in this Agreement.

The Manager shall not be liable to the Company or to the Member for any loss or damage sustained by the Company or the Member if the Manager shall have acted in accordance with any written notice, instructions or certification received by the Manager from the Member (or from any Person who purports to be acting on behalf of the Member) so long as such notice, instructions or certification are in respect of matters as to which the Member has discretion or authority as specifically provided for in this Agreement.

(h) Devotion of Time. The Manager is not obligated to devote all of the Manager’s time or business efforts to the affairs of the Company and shall only devote whatever time and effort as the Manager reasonably deems appropriate for the operation of the Company.

(i) Competing Activities. The Manager may engage or invest in, independently or with others, any business activity of any type or description that might be the same as or similar to the Company’s business and that might be in direct or indirect competition with the Company.

(j) Limited Liability. No Person who is a Manager or officer or both a Manager and officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Manager or officer or both a Manager and officer of the Company.

16. Indemnification.

(a) The Company shall defend and indemnify any Member or Manager who has acted in good faith on behalf of the Company pursuant to this Agreement and may, in the discretion of the Manager, indemnify any other Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that the Person is or was a Manager, officer, employee or other agent of the Company (each such person being referred to hereinafter as an “Indemnified Party”), to the fullest extent permitted by applicable law in effect on the date hereof and to such greater extent as applicable law may hereafter from time to time permit. The Manager shall be authorized, on behalf of the Company, to enter into indemnity agreements from time to time with any Person entitled to be indemnified by the Company hereunder, upon such terms and conditions as the Manager deems appropriate. The right of the Manager to indemnification from the Company under this Agreement will survive the resignation, removal or other termination of the Manager, and will survive any termination of this Agreement and any dissolution of the Company.

(b) Insurance. The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was an Indemnified Party against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as an Indemnified Party, whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 16(a) or under applicable law.

17. Transfer of Member Interest. Until such time, if any, as Lawrence J. Ellison is neither a director nor an officer of Oracle, the Member shall not sell, transfer, pledge, hypothecate or otherwise divest its Membership Interest, without the prior Approval of Oracle and Advance Notice to NetSuite.

18. Dissolution Events. The Company shall dissolve only upon the written approval of the Member. In addition, until such time, if any, as Lawrence J. Ellison is neither a director nor an officer of Oracle, the Company shall not dissolve without the Approval of Oracle and Advance Notice to NetSuite.

19. Winding Up. Upon dissolution of the Company, the Manager shall wind up the Company’s affairs.

20. Liquidating Distributions. Following the dissolution of the Company, the assets of the Company shall be applied to satisfy claims of creditors, including the Manager, and the balance shall be distributed to the Member.

21. Books and Records; Notification of Shareholder Voting Events.

(a) The Company shall keep books and records at its principal place of business and at any other place or places as determined by the Manager.

(b) The books and records of the Company shall set forth an accurate account of all transactions of the Company and shall enable the Company to comply with the requirement that the Company must segregate and account for its assets and liabilities separately from those of the Member.

(c) The Company shall prepare such financial statements, if any, as determined by the Manager.

(d) Upon receipt by the Company of proxy or other materials relating to meeting of shareholders, tender offer, or other event with respect to which the Member has the right to provide written instructions to the Manager in regard to voting or acceptance, the Manager will make reasonable efforts to promptly provide notice to the Member of the receipt of such materials, and upon request to forward copies of such materials to the Member.

22. Investment and other Representations. The Member hereby represents and warrants to, and agrees with, the Manager and the Company as follows:

(a) Suitability. The Member is a resident of California, and satisfies the applicable conditions to be an “Accredited Investor” for purposes of the Securities Act of 1933, as amended (the “Securities Act”). The Member is financially able to bear the economic risk of an investment in the Company, including the total loss thereof. The Member acknowledges that the Membership Interest has not been registered under the Securities Act, or qualified under the securities laws of California or any other state securities laws, in reliance, in part, on the Member’s representations, warranties, and agreements herein. The Member acknowledges that there are substantial restrictions on the transferability of the Membership Interest pursuant to this Agreement and the Securities Act.

(b) No Disposition in Violation of Law. The Member will not make any disposition of all or any part of the Membership Interest which will result in the violation by the Member or by the Company of the Securities Act, or any other applicable securities laws.

(c) Acquisition for Investment. The Member is acquiring the Membership Interest for investment and not with a view to resale, distribution or other disposition of the Membership Interest.

(d) Legends. The Member understands that the certificates (if any) evidencing the Membership Interest may bear one or all of the legends included on the first page of this Agreement, and any legend required by applicable state securities laws.

(e) Representation as to Non-Foreign Status. The Member represents and warrants to the Manager that the Member is neither a “foreign person” nor a “foreign partner” as such terms are defined for purposes of Sections 1445 and 1446 of the Code. The Member agrees to promptly notify the Manager in writing of any change in such status.

23. No Partnership. The Member and Manager do not intend by this Agreement to create a partnership or joint venture between themselves, but merely to set forth the terms and conditions for the operation of Company and for the Manager to receive compensation from the Company for Managing the Company.

24. Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of: (a) the Member and the Member’s successors, transferees, and assigns and (b) the Manager and the Manager’s successors, transferees, and assigns.

25. Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the Member and Manager with respect to the affairs of the Company and the conduct of its business, and supersedes all prior agreements and understandings, whether oral or written. The Company shall have no oral operating agreements. All amendments to this Agreement shall be in writing and signed by the Member and the Manager. In addition, until such time, if any, as Lawrence J. Ellison is neither a director nor an officer of Oracle, the following sections of this Agreement shall not be amended, waived or contravened without both (a) Advance Notice to NetSuite and (b) the prior Approval of Oracle: Sections 3, 4, 5, 6, 9, 14, 17, 18 and 25.

26. Headings. Sections and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

27. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.

28. Notice. All notices required or permitted under this Agreement shall be in writing and shall be deemed given to the Manager or to the Member, as the case may be, when delivered personally, when sent via email or facsimile (with acknowledgement of complete transmission), or one business day after having been dispatched by a nationally recognized overnight courier service at the addresses for the Manager and the Member set forth in Section 8 of this Agreement (or such subsequent address of record as the Manager or Member may provide through written notice to the other). If this Agreement is amended, notice shall be provided as soon as reasonably practicable, and in any event within one (1) business day, to NetSuite Inc., attention: Vice President, Legal and Corporate Affairs, 2955 Campus Drive, Suite 100, San Mateo, CA 94403.

29. Governing Law. The laws of the State of California, as they apply to contracts between California residents to be carried out entirely within California, shall govern the validity of this Agreement, the construction and interpretation of its terms, and organization and internal affairs of the Company and the limited liability of its Manager and Member.

IN WITNESS WHEREOF, the Member and Manager have executed this Agreement as of the Effective Date.

Member:		Manager:

Lawrence J. Ellison Revocable Trust u/d/d 12/8/95		Bill Wright & Associates, LLC, a California limited liability company

By:	/s/ Lawrence J. Ellison	/s/ Bill Wright
	Lawrence J. Ellison, Trustee	Bill Wright, Member

Date: December 14, 2007		Date: December 14, 2007